EXHIBIT 2.1





                     ACQUISITION AGREEMENT
                  Dated as of October 31, 1995



                            between
                          NORTEK, INC.
                           (as Buyer)


                              and
                         SERGIO MANCINI
                         FRANCO MANTINI
                          (as Sellers)



                       TABLE OF CONTENTS

                                                               Page
1 Acquisition of Gruppo BEST by Nortek on the Closing Date       2
   1.1 Purchase and Sale of Gruppo BEST                          2
   1.2 Purchase Price for the Acquisition Shares                 2
   1.3 Allocation of the Purchase Price                          2
   1.4 Additional Adjustment to Purchase Price                   3
   1.5 Target Value                                              3
   1.6 Operating Earnings                                        4

2 Closing                                                        4
   2.1 Delivery  and Recordation of the Acquisition Shares
       by  Messrs. Mancini and Mantini                           4
   2.2 Payment to Sellers                                        5
   2.3 Certificates, Opinions, etc                               5

3 Representations and Warranties by Sellers                      5
   3.1 Corporate Status                                          5
   3.2 Capitalization  and Ownership of the BEST Shares
       and Maninvest Shares                                      6
   3.3 Subsidiaries                                              6
   3.4 Merger of Teknomec S.r.l. and Selea S.r.l                 7
   3.5 Authority for Agreement                                   7
   3.6 Financial Statements                                      9
   3.7 Absence of Undisclosed Liabilities                       10
   3.8 Absence of Changes                                       10
   3.9 Taxes                                                    12
   3.10 Property                                                14
          3.10.1 Title; Encumbrances 3.10.2 Leases
          3.10.3 Condition
   3.11 Material Contracts                                      15
   3.12 Accounts Receivable; Inventories                        16
   3.13 Intellectual Property                                   17
   3.14 Insurance                                               18
   3.15 Litigation                                              18
   3.16 Compliance with Laws; Governmental Authorizations       18
   3.17 Environmental, Health and Safety Matters                19
   3.18 Brokers, Finders, etc                                   20
   3.19 Directors, Officers and Employees; Compensation         20
   3.20 Labor and Employment                                    21
          3.20.2 Schedule of Employee Benefit Plans
   3.21 Government Grants                                       23
   3.22 Product Warranty                                        23
   3.23 Product Liability                                       23
   3.24 Customers and Suppliers                                 24
   3.25 No Illegal Payments, etc                                24
   3.26 Disclosure                                              24

4 Representations and Warranties by Nortek                      25
   4.1 Corporate Status                                         25
   4.2 Authority for Agreement                                  25
   4.3 Brokers, Finders, etc                                    25

5 Expenses                                                      26
6 Additional Covenants of the Parties                           26
   6.1 General                                                  26
   6.2 Conduct of Business                                      26
   6.3 Notices and Consents                                     27
   6.4 Full Access                                              27
   6.5 Notice of Developments                                   28
   6.6 Exclusivity                                              28

7 Survival of Representations and Warranties                    28

8 Indemnification                                               28
   8.1 Indemnity by Sellers                                     28
   8.2 Nortek Indemnity                                         28
   8.3 Certification of Claims                                  30
   8.4 Third Party Actions                                      30
   8.5 Definition of Damages                                    32
   8.6 Right of Set-off                                         33

9 Post-Closing Covenants                                        33
   9.1 General                                                  33
   9.2 Litigation Support                                       33
   9.3 Transition                                               34
   9.4 Confidentiality                                          34
   9.5 Tax Matters                                              35
       9.5.1 Tax Periods Ending on or Before the Closing
             Date
       9.5.2 Tax Periods Beginning Before and Ending
             after the Closing Date
   9.6 Non-Competition                                          35
10 Conditions Precedent to Nortek's Obligations                 36
   10.1 Performance by Sellers; Certificate                     36
   10.2 Representations and Warranties; Certificate             36
   10.3 Opinions of Counsel                                     37
   10.4 Absence of Litigation                                   37
   10.5 No Material Adverse Change                              37
   10.6 Due Diligence                                           37
   10.7 Management Consulting Agreements                        37
   10.8 Non-competition Agreements                              37
   10.9 Relationships with Customers and Suppliers              37
   10.10 Other Consents                                         37
   10.11 [RESERVED]                                             38
   10.12 Limitation on Dividends                                38
   10.13 Governmental Clearance and Approval                    38
   10.14 Approval of Proceedings; Documentation                 38
   10.15 [RESERVED]                                             38
   10.16 Resignations of Members of the Board of Directors
         and  Board of Auditors                                 38
   11 Conditions Precedent to the Obligations of Sellers.       38
   11.1 Performance by Nortek; Certificate                      38
   11.2 Representations and Warranties; Certificate             39
   11.3 Opinion of Counsel                                      39
   11.4 Management Consulting Agreements                        39
   11.5 Non-competition Agreements                              39
   11.6 Absence of Litigation                                   39
   11.7 Governmental Clearance and Approval.                    39
   11.8 Other Consents                                          40
   11.9 Approval of Proceedings; Documentation                  40

12 Entire Agreement                                             40

13 Amendment                                                    40

14 Press Releases                                               40

15 Headings                                                     40

16 Exhibits, etc                                                40

17 Assignment, Successors and Assigns; Benefits of Agreement    41

18 Notices                                                      41

19 Intentionally Omitted                                        42

20 Severability                                                 42

21 Arbitration                                                  43

22 Governing Law                                                44

23 Counterparts                                                 44





     ACQUISITION AGREEMENT made as of October 31, 1995 (this "Agreement") by and between Nortek, Inc., a Delaware corporation with its principal offices at 50 Kennedy Plaza, Providence, Rhode Island 02903 U.S.A. ("Nortek"), Sergio Mancini, an Italian national ("Mr. Mancini") and Franco Mantini, an Italian national ("Mr. Mantini") (Mr. Mancini and Mr. Mantini are sometimes referred collectively as the "Sellers").

     WHEREAS, Mr. Mancini and Mr. Mantini are the holders of all of the issued and outstanding capital stock of BEST S.p.A., an Italian corporation with its principal offices at Via Euplo Natali, 18 Fabriano, Italy ("BEST"), and all of the issued and outstanding share capital of Maninvest S.r.l., an Italian corporation with its principal offices at Via Dante, 71 Fabriano, Italy ("Maninvest").
     WHEREAS, Nortek desires to purchase from Mr. Mancini and Mr. Mantini the business conducted by BEST and its subsidiary BEST Deutschland GmbH, a German corporation ("BEST Deutschland"), as well as the business conducted by Maninvest and its subsidiaries Elektromec S.p.A., an Italian corporation with its principal offices at S. S. Settempedena, Montefano, Italy ("Elektromec"), Elektra S.r.l. with its principal offices at Via Bruno Buozzi, Fonte Rita, Fabriano, Italy ("Elektra"), and Interglass S.r.l. with its principal offices at Via Dante, 71 Fabriano, Italy ("Interglass") (such business being hereinafter referred to as the "Business" and such corporations together with any other subsidiaries of Maninvest being hereinafter referred to, collectively, as the "Gruppo BEST Companies").

     WHEREAS, prior to the date hereof the Sellers acquired 6.79% and 28%, respectively, of the share capital of Elektromec and Interglass, so that as of the date hereof Maninvest holds 93.21% and the Sellers, collectively, hold 6.79% of the share capital of Elektromec and Maninvest holds 72% and the Sellers, collectively, hold 28% of the share capital of Interglass.

     WHEREAS, Mr. Mancini and Mr. Mantini, jointly and severally, desire to sell to Nortek the Business conducted by the Gruppo BEST Companies.

     NOW THEREFORE, and in consideration of the premises and respective covenants and conditions herein contained, Nortek and each of the Sellers hereby agree as follows:

1    Acquisition of Gruppo BEST by Nortek on the Closing Date.

     1.1 Purchase and Sale of Gruppo BEST. Mr. Mancini and Mr. Mantini will sell and transfer to Nortek (or, at the option of Nortek, to one or more direct or indirect subsidiaries of Nortek designated by Nortek (its "designee" or "designees")) at the Closing (as defined in Section 2), and Nortek agrees to purchase (or cause its designee or designees to purchase) from Mr. Mancini and Mr. Mantini, jointly and severally, at the Closing, (a) all of the issued and outstanding shares of capital stock of BEST (the "BEST Shares"), (b) all of the issued and outstanding quotas of the capital of Maninvest (the "Maninvest Quotas"), (c) all of the issued and outstanding capital of Elektromec and Interglass, respectively, not held by Maninvest (the "Elektromec Shares" and the "Interglass Quotas", respectively), and (d) the issued and outstanding shares capital of BEST Deutschland not held by BEST (the "German Shares", which together with the BEST Shares, the Elektromec Shares, the Maninvest Quotas are referred to collectively as, the "Acquisition Shares").

     1.2 Purchase Price for the Acquisition Shares. In consideration of the assignment, transfer, conveyance and delivery by Mr. Mancini and Mr. Mantini of the Acquisition Shares to Nortek (or its designee or designees) and of the other agreements of Mr. Mancini and Mr. Mantini stated herein, Nortek (or its designees) will pay and the Sellers will receive the purchase price for the Acquisition Shares determined in accordance with Section 1.3 below.

     1.3 Allocation of the Purchase Price. Subject to the adjustment provided for in Section 1.4 below, Nortek agrees to pay to Sellers an aggregate of Lit. 21 billion (the "Purchase Price"), of which Lit. 16 billion (the "Initial Purchase Price") shall be payable at the Closing and Lit. 5 billion (the "Deferred Purchase Price") shall be payable in five equal installments of Lit. 1 billion following each anniversary of the Closing Date for five years following such date. The Purchase Price shall be allocated among the Acquisition Shares on the basis of the following values:
BEST (Lit. 14.25 billion); BEST Deutschland (Lit. 1.5 billion); Elektromec (Lit. 5 billion); Interglass (Lit. 200 million); and Elektra (Lit. 50 million). So that the aggregate Purchase Price for the Acquisition Shares shall be as follows: Lit.15.75 billion for the BEST Shares and the German Shares and Lit. 5.25 billion for the Maninvest Quotas, the Elektromec Shares and the Interglass Quotas.

  1.4 Additional Adjustment to Purchase Price. (a) If Operating Earnings (as defined below) for the year ended December 31 in the year of the first anniversary of the Closing Date (for ease of reference 1996) and each subsequent year for four years ( i.e., 1997, 1998, 1999 and 2000) equals or exceeds the Target Value (as defined below), then the Purchase Price shall be adjusted upward and Nortek shall pay to the Sellers Lit. 600 million for each such year in which Operating Earnings exceeds the Target Value.

   It is the intention of the parties that during such five year period to the extent Operating Earnings exceeds the Target Value for any such year, such excess shall be applied to Operating Earnings in prior or subsequent year Target Value would not otherwise be met; provided that any such excess shall not be double counted. Accordingly, if in any such year, Operating Earnings for that year exceeds the Target Value, then to the extent that such Operating Earnings are in excess of the Target Value for that year, such excess shall be carried over to the next succeeding year or years for which Operating Earnings are calculated and shall cumulate for purposes of determining whether Operating Earnings for such succeeding year equals or exceeds the Target Value for such year. Conversely, if in any such year which is prior to a year in which Operating Earnings exceeds the Target Value, Operating Earnings for such prior year did not equal or exceed the Target Value for that year, then such excess shall be applied to the prior year and if the application of such excess plus the Operating Earnings for such year equals or exceeds the Target Value for such prior year, the Purchase Price shall be adjusted upward retroactively for that year to which such excess is applied and Nortek shall pay to the Sellers Lit. 600 million (without interest) in respect of such prior year. Any increase in Purchase Price hereunder shall be allocated among the Acquisition Shares in the same proportion as required by Section 1.3. In no event shall the aggregate increase in Purchase Price resulting from these adjustments exceed Lit. 3 billion.

     (b) The payment to Sellers by Nortek (or its designees) of any adjustment in the Purchase Price pursuant to this Section 1.4 shall be payable 30 days after Nortek shall have filed its Annual Report on Form 10-K with the Securities and Exchange Commission by wire transfer of next day funds to such account or accounts as each of the Sellers shall so notify Nortek at least 10 business days prior to such date.

  1.5 Target Value. "Target Value" means for any year in which there is an adjustment to the Purchase Price an amount equal to Lit. 8.4 billion as adjusted in each year following the Closing Date for inflation beginning in 1997 based on percentage changes in the Italian ISTAT index of the production prices of industrial products for such year as compared with such index for the year 1995.

     1.6 Operating Earnings. "Operating Earnings" means for any period the combined operating earnings of the Gruppo BEST Companies before providing for interest and for Taxes (as defined in Section 3.9 hereof) determined on the basis of the financial statements of the Gruppo BEST Companies for such period computed in accordance with United States generally accepted accounting principles consistently applied; provided, however, that any expense, including without limitation compensation, social security payments, benefits, reimbursement of expenses and other expenses incurred by Nortek (or any affiliate thereof) in connection with the management consulting agreements to which the Sellers are parties, shall reduce Operating Earnings for such period.

2    Closing.  The purchase of the Acquisition Shares by Nortek or its designee(s) from Sellers in exchange for the Purchase Price and the consummation of the transactions contemplated by this Agreement (the "Closing") shall be held commencing at 10:00 A.M.
at the offices of BEST, S.p.A., 18, Via Euplo Natali 60044
Fabriano (AN), ITALY, on October 31, 1995 (the "Closing Date"), or at such other time and place as the parties may agree in writing.

   At the Closing, the following transactions shall occur all of which shall be deemed to have occurred simultaneously:

     2.1 Delivery and Recordation of the Acquisition Shares by Messrs. Mancini and Mantini. Messrs. Mancini and Mantini will deliver to Nortek (or one or more of its designees) certificates representing the BEST Shares and the Elektromec Shares duly endorsed, and deeds of transfer of the Maninvest Quotas and the Interglass Quotas, in each case, in proper form for transfer and will cause upon said delivery and, with respect to the Maninvest Quotas and the Interglass Quotas, upon filing of the deed of transfer with the competent tribunal, the due recordation of such transfer of such BEST Shares and Elektromec Shares and the Maninvest Quotas and the Interglass Quotas on the stock ledger books of the respective corporations and with the appropriate Italian notary public as may be required to vest in Nortek (or its designee) all of the right, title and interest in the Acquisition. In addition, the Sellers shall take such action as is necessary under German law to transfer or cause the transfer of the German Shares to Nortek or its designee(s).

     2.2 Payment to Sellers. Nortek (or its designees) will deliver to Sellers Lit.16 billion in cash by wire transfer of immediately available funds or as the Sellers shall so specify. Such amount to be paid to Messrs. Mancini and Mantini in proportion to their ownership interest in the Acquisition Shares, respectively; provided, however, that if at the Closing the Sellers are unable to transfer the German Shares to Nortek or its designee(s), then Nortek or its designee(s) shall be entitled to withhold Lit. 60 million of the Purchase Price allocated to the BEST Shares and the German Shares until the Sellers shall have delivered to Nortek or its designee(s) evidence reasonable satisfactory to Nortek and its counsel that the German Shares have been transferred to Nortek or its designee(s) in accordance with German Law.

     2.3 Certificates, Opinions, etc. Each party will deliver to the other parties such certificates, opinions and other documents as are contemplated hereby or as may reasonably be requested by the other parties to evidence compliance with the terms of Sections 1 and 2 and the other provisions of this Agreement.

3    Representations and Warranties by Sellers.  For purposes of this Section 3, except as the context otherwise indicates, any reference to accounting terms or accounting principles shall mean U.S. generally accepted accounting principles ("U.S. GAAP") as in effect on the date of this Agreement. Except as set forth or disclosed any schedule delivered in connection with this Agreement, each of the Sellers, jointly and severally with respect to each representation and warranty being made by them hereunder, represents and warrants as follows:

     3.1 Corporate Status. Each of BEST and Maninvest is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Italy and has all necessary corporate power and authority to carry on the Business as now conducted and as proposed to be conducted. The Sellers have delivered to Nortek complete and correct copies of the charter and by-laws, each as amended to date, of BEST and Maninvest.


     3.2  Capitalization and Ownership of the BEST Shares and
Maninvest Shares. (a) The authorized and issued share capital of BEST consists of 3,500,000 shares of common stock, nominal value
Lit. 1,000 per share.

     (b) The authorized and issued share capital of Maninvest consists of 50,000 shares of common stock, nominal value Lit.1,000 per share.

     (c) The Sellers own of record and beneficially all of the issued and outstanding share capital of BEST and Maninvest, respectively, and the Elektromec Shares, the Interglass Quotas and the German Shares not owned by Maninvest and BEST, respectively, free and clear of all liens, claims, charges, encumbrances and restrictions of any kind whatsoever ("Encumbrances"). The legal patrimonial system between each of the Sellers and their respective spouses is that of separate ownership of properties. No other person or entity has or shares any direct or indirect interest or right with respect to either the BEST Shares or the Maninvest Shares other than directors qualifying shares which shall be transferred to Nortek (or its designee(s)) in accordance with the terms of this Agreement. The BEST Shares and the Maninvest Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no preemptive rights or rights of first refusal on the part of any holder of any class of securities of either BEST or Maninvest or any other person. There are no options, warrants, conversion or other rights, agreements or commitments of any kind obligating either BEST or Maninvest, contingently or otherwise, to issue or sell any shares of its capital stock of any class or any securities convertible into or exchangeable for any such shares, and no authorization therefore has been given. Each of the Sellers has full right, power and authority to transfer the BEST Shares and the Maninvest Shares to Nortek and/or its designees, free and clear of any Encumbrances, and such transfer will not constitute a breach or violation of, or a default under, any agreement or instrument by which BEST, Maninvest or any Seller is bound.

     3.3 Subsidiaries. Schedule 3.3 sets forth the name and country of incorporation of each wholly owned subsidiary of either BEST or Maninvest and of each subsidiary comprising part of the Gruppo BEST Companies (individually, a "Subsidiary" and collectively, "Subsidiaries"). Other than BEST Deutschland, Elektra, Elektromec and Interglass and except as set forth on
Schedule 3.3, neither BEST nor Maninvest has any subsidiaries nor owns directly or indirectly any capital stock or other equity or ownership interest in any other corporation, partnership, association, trust, joint venture or other entity or person. Except as set forth on Schedule 3.3, BEST or Maninvest owns or is sole beneficiary of all of the issued and outstanding stock options, warrants, rights or commitments, relating to the issuance of any shares of capital stock of or equity interests in the Subsidiaries other than directors qualifying shares which shall be transferred to Nortek (or its designee(s)) in accordance with the terms of this Agreement. Each Subsidiary is a duly organized, validly existing corporation under the laws of its jurisdiction of incorporation and has all necessary power and authority, corporate or otherwise, to carry on its business as presently conducted and as proposed to be conducted. The Sellers have delivered to Nortek a complete and correct copy of the organizational and governance documents, each as amended to date, of each Subsidiary.

  3.4 Merger of Teknomec S.r.l. and Selea S.r.l. The mergers of Teknomec S.r.l., an Italian corporation ("Teknomec"), and Selea S.r.l., an Italian corporation ("Selea") with Elektromec as the surviving corporation were completed on May 15, 1995 and properly registered prior to the date hereof (the "Mergers"). All corporate formalities necessary to authorize the Mergers by Teknomec and Selea, on the one hand, and Elektromec, on the other hand, were complied with and no further consents, approvals or authorizations of any kind are required in order to give effect to the Mergers and each of the Mergers was effected in accordance with Italian law. Nortek has been provided true and complete copies of all documents and instruments executed, delivered and/or filed with any governmental authority relating to the Mergers. Except as reflected in the Gruppo BEST Financial Statements referred to in Section 3.6 hereof, neither Teknomec nor Selea, prior to giving effect to the Mergers, had any material liabilities or obligations of any nature, whether absolute, contingent or otherwise which are not so reflected in the Gruppo BEST Financial Statements after giving effect to the Mergers.

     3.5 Authority for Agreement. (a) Each of the Sellers has all necessary power and authority to execute and deliver this Agreement and any other agreement, document or instrument to be delivered in connection with the consummation of the transactions contemplated hereby and to carry out his obligations hereunder and thereunder.

This Agreement and each other agreement, document and instrument to be delivered in connection with the consummation of the transaction contemplated hereby and thereby constitutes the valid and legally binding obligation of each of the Sellers and is enforceable in accordance with its terms. Except as set forth in
Schedule 3.5, the execution and delivery of this Agreement and the consummation of any of the other transactions contemplated hereby will not conflict with, or result in any violation of, or default with respect to, or require the consent of or notice to any third parties under, any mortgage, loan, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Gruppo BEST Companies or to the Sellers. The execution and delivery of this Agreement and of each other agreement, document and instrument to be delivered in connection with the consummation of the transactions contemplated hereby and thereby will not accelerate the maturity of or otherwise modify in any material respect the terms of any indebtedness of the Gruppo BEST Companies, or result in the creation of any Encumbrance upon any of the property or assets of the Gruppo BEST Companies.

    (b) Except as set forth in Schedule 3.5, the assets of the Gruppo BEST Companies constitute all of the property and property rights (including contract rights) used in the conduct of the Business in the manner and to the extent presently conducted since June 30, 1995 and as proposed to be conducted.

     (c) There are no agreements to which any of the Gruppo BEST companies are a party or by which any of the Gruppo BEST Companies is bound which restrict the ability of any of the Gruppo BEST Companies to carry on the Business anywhere in the world. There are no agreements between any of the Gruppo BEST Companies and any other person or entity affiliated with the Sellers which require the repayment or reimbursement of any amounts owed or advanced. Except as described in Schedule 3.5, there are no agreements to which any of the Gruppo BEST Companies is a party which upon the consummation of the transactions contemplated hereby create rights in any third party, including without limitation "dirigente" (as such term is used under Italian law to differentiate employees from those managers who are granted a special status under Italian law upon a change in control of an Italian corporation) enforceable against any of Gruppo BEST Companies as a consequence of a change in control of any of the Gruppo BEST Companies, and no consent, approval, order or authorization of, recording, or registration, declaration or filing with any governmental authority is required in connection with the execution and delivery of this Agreement or the consummation of any of the other transactions contemplated hereby by any of the Gruppo BEST Companies or the Sellers.

     3.6  Financial Statements.

     (a) Attached hereto as Schedule 3.6 are true and correct copies of (i) the audited combined Balance Sheet of the Gruppo BEST Companies at December 31, 1994 and the related combined statements of operations and cash flows for the twelve months ended December 31, 1994, together with the auditor's report thereon and (ii) the unaudited combined balance sheet of the Gruppo BEST Companies at June 30, 1995 and the related combined statements of operations and cash flows for the six months ended June 30, 1995 (collectively, the "Gruppo BEST Financial Statements").

  (b) Except as otherwise indicated in the respective reports of the auditors for the Gruppo BEST companies or in the notes thereto, all of the Gruppo BEST Financial Statements have been prepared in accordance with Italian GAAP consistently applied throughout the periods indicated, and fairly present, in all material respects, the financial condition of the Gruppo BEST Companies and the results of their operations and cash flows as of the dates and for the periods covered thereby.

     (c) The Gruppo BEST Financial Statements are in accordance with the books and records of the Gruppo BEST Companies. All material transactions occurring during the periods covered by the Gruppo BEST Financial Statements have been disclosed in the Gruppo BEST Financial Statements to the extent required to be disclosed under the applicable generally accepted accounting principles referred to above.

     3.7  Absence of Undisclosed Liabilities.  Except as set forth
in Schedule    3.7 and other than liabilities which have arisen
after [December 31, 1994] in the ordinary course of business and consistent with past practice, none of the Gruppo BEST Companies has any material liabilities or obligations of any nature, whether absolute, contingent or otherwise which are required to be reflected or reserved against in, or otherwise provided for in the notes to, the Gruppo BEST Financial Statements under Italian GAAP and which are not so reflected or reserved against therein or in the notes thereto.

     3.8 Absence of Changes. Except as set forth in Schedule 3.8 since December 31, 1994, (a) there has been no material adverse change in the condition, financial or otherwise, properties, assets, liabilities, business or operations or prospects (a "Material Adverse Change") of the Gruppo BEST Companies and (b) none of the Gruppo BEST Companies has:

          (i) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or agreed to do any of the foregoing, or purchased or redeemed or agreed to purchase or redeem, directly or indirectly, any shares of its capital stock;
          (ii) issued or sold any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;
          (iii) incurred any indebtedness for purchase money or borrowed money other than in the ordinary course of business consistent with past practice;
          (iv) mortgaged, pledged, or subjected to any Encumbrance, any of its properties or assets, tangible or intangible, except Permitted Encumbrances (as defined in Section 3.10.1);
          (v) acquired or disposed of any assets or properties in any transaction involving money or value in excess of Lit.
     16.4 million with any officer, director or salaried employee, or any relative by blood or marriage, or except in the ordinary course of business acquired or disposed of any assets or properties having a value in excess of Lit. 41 million in any transaction with any other person;

          (vi) forgiven or canceled any debts or claims, or waived any rights, except in the ordinary course of business and consistent with past practices;

          (vii) (A) granted to any officer, director or consultant or to any employee during the year ended December 31, 1994, any material increase in compensation in any form (including any material increase in scope of any benefits), other than annual salary increases consistent with prior practice, or (B) become subject to any request for severance or termination pay, or granted any severance or termination pay, or entered into any employment or severance agreement with any officer or employee during the year ended December 31, 1994;

          (viii) adopted, or amended in any material respect, any bonus, profit-sharing, compensation, stock option, pension, welfare, security, retirement, deferred compensation or other material plan, agreement, trust, fund or arrangement for the benefit of any employee or employees;

          (ix) except as disclosed on Schedule 3.8 experienced any actual or threatened dispute with a supplier involving more than Lit. 16.4 million or with a customer involving more than the lower of (a) Lit. 12.3 million or (b) the full contract value which is the subject of the dispute;

          (x) except as disclosed on Schedules 3.8 and 3.11, made any capital expenditures or commitment therefor in excess of Lit. 41 million;

          (xi) incurred any liability (absolute, accrued or contingent) except current liabilities incurred, liabilities under contracts entered into, borrowings under short-term lines of credit and liabilities in respect of letters of credit issued under credit facilities, in each case incurred in the ordinary course of business consistent with past practices;

          (xii) suffered a loss, damage or destruction, whether or not covered by insurance, in excess of Lit. 41 million; or

          (xiii) extended or modified in any material respect the terms or provisions of any lease of real property of the character set forth or described in Section 3.10.2.

        (xiv) made any changes in accounting principles or accounting practices.

          (xv) none of the Gruppo BEST Companies has entered into any currency hedging or similar swap transactions which are not reflected in the Gruppo BEST Financial Statements.

     3.9  Taxes.

   (a) The following defined terms shall have the meanings set forth below:

     (i) "Tax" means any (and in the plural "Taxes" shall mean all) income, gross receipts, license, payroll, employment, agency, excise, manufacturing, severance, stamp, occupation, premium, windfall profits, environmental, customs, capital stock, net worth, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, turnover, alternative or add-on minimum, estimated or other tax, duty, or other fiscal charge of any kind whatsoever (whether payable directly, or by way of withholding or on account, and including those paid or withheld in the capacity as withholding tax agent), including without limitation any interest, penalty, or addition thereto, whether disputed or not, imposed by any foreign or national or local taxing authority or other authority having jurisdiction to administer or enforce any of the foregoing.
     (ii) "Tax Return" means any return, declaration, report, claim for refund, or information return relating to Taxes, including without limitation any schedule or attachment thereto, and any amendment thereof.

(b)  Except as set forth on Schedule 3.9:

     (i) Each of the Gruppo BEST Companies has filed or caused to be filed and, from the date hereof until the Closing Date, will file or cause to be filed all Tax Returns required to be filed by them in accordance with applicable laws on or before the date hereof or the Closing Date (as applicable) with respect to Taxes.
None of the Gruppo BEST Companies is a beneficiary of any extension of time within which to file any Tax Returns required to be filed by them, and all Tax Returns filed by the Gruppo BEST Companies were correct and complete in all respects.
     (ii) All Taxes, whether or not shown on Tax Returns filed on or before the date hereof as due from or payable by any of the Gruppo BEST Companies as well as any other Tax that was or is required to be withheld and/or paid by any of the Gruppo BEST
Companies under any applicable laws and/or regulations, have been duly and timely withheld and/or paid in full or adequately disclosed and fully provided for in the Gruppo BEST Financial Statements, and all Taxes which are shown on Tax Returns filed after the date hereof and on or before the Closing Date as due from or payable by any of the Gruppo BEST Companies as well as any other Tax that was or is required to be withheld and/or paid by any of the Gruppo BEST Companies under any applicable laws and/or regulations, will be duly and timely withheld and/or paid in full or adequately disclosed and fully reserved for.
     (iii) There are no actions, suits, proceedings, examinations, audits, claims, assessments or material disputes concerning any of the Gruppo BEST Companies concerning any Taxes or Tax Returns either (A) claimed or raised by any Italian or foreign governmental authority; or (B) as to which any of the Sellers or the directors and officers of any of the Gruppo BEST Companies has knowledge.
     (iv) There are no outstanding agreements or waivers between any of the Gruppo BEST Companies and any governmental authority extending the statute of limitations applicable to any Tax Return of any of the Gruppo BEST Companies for any period;
     (v) The Sellers have delivered to Nortek correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies for tax years for each of the Gruppo
BEST Companies which are still open to inspection and assessment and shall deliver all Tax Returns that are filed between the date hereof and the Closing Date. No Tax deficiency has been assessed against or proposed in writing to be assessed against any of the Gruppo BEST Companies by any governmental authority except for Tax deficiencies that have been paid in full or adequately disclosed and fully provided for in the Gruppo BEST Financial Statements.
          (vi) None of the Gruppo BEST Companies is a party to any Tax sharing agreement.
          (vii) None of the Gruppo BEST Companies is liable, by contract or as a matter of law, primarily or otherwise, for the payment of any Taxes for which another person is liable.
     3.10 Property.
          3.10.1 Title; Encumbrances. Schedule 3.10 sets forth the location of all real property owned or leased by any of the Gruppo BEST Companies. Except as stated in Schedule 3.10, each of the Gruppo BEST Companies (as indicated in Schedule 3.10) has good and marketable title to all real properties owned by it and to all material tangible personal property reflected in the December 31, 1994 combined balance sheets included in the Gruppo BEST Financial Statements or acquired after such dates (except to the extent of property disposed of since such dates in the ordinary course of business), and valid leasehold interests in all real properties leased by the Gruppo BEST Companies and all material tangible personal properties leased by the Gruppo BEST Companies, in each case free and clear of all mortgages, liens, charges, encumbrances, easements, security interests or title imperfections except (a) liens for current taxes not due and payable or the validity of which is being contested in good faith, (b) liens securing Indebtedness reflected on the December 31, 1994 balance sheet included in the Gruppo BEST Financial Statements, which liens are listed on Schedule 3.10, (c) purchase money security interests and liens securing rental payments under leases incurred in the ordinary course of business, (d) liens arising by operation of law in favor of mechanics, materialmen and similar parties for work done to the extent that the obligation secured thereby is not at the time required to be paid and (e) other encumbrances on real property, such as ordinary utility easements, rights of way, zoning, building and use restrictions, that do not materially interfere with the existing use of such property in the conduct of the Business or materially detract from the value of such property (the exceptions described in the foregoing clauses (a), (b), (c), (d) and (e) being referred to herein as "Permitted Encumbrances").
     None of the Gruppo BEST Companies has received any notice or has any knowledge of any violation of any zoning restrictions and ordinances, health and fire codes and ordinances, laws or regulations, affecting any such parcel in any material respect, and have no reason to believe that any authority contemplates issuing the same. None of the Gruppo BEST Companies has received any notice of any condemnation or eminent domain proceeding for any taking of any such parcel, or any part thereof or of any negotiations for the purchase of any such parcel, or any part thereof in lieu of condemnation and, to the best of their knowledge, no condemnation or eminent domain proceedings or negotiations have been commenced or threatened in connection with any such property.
          3.10.2 Leases. Except as set forth on Schedule 3.10.2, the Gruppo BEST Companies enjoy peaceful and undisturbed possession under all leases of real and personal property to which they are parties (which in the case of personal property means any lease having an unexpired term of one or more years and remaining rental payments aggregating in excess of Lit. 16 million) and all such leases are valid and subsisting. Each of the Gruppo BEST Companies have paid all rent due and payable under all such leases, and there exists no material default on the part of any of the Gruppo BEST Companies, or, to the best of Sellers' knowledge, the lessors, existing thereunder.
          3.10.3 Condition. Except as set forth in Schedule 3.10.3, all structures and other improvements, including fixtures, located on the real property owned or leased by each of the Gruppo BEST Companies and all tangible personal property owned or leased by each of the Gruppo BEST Companies, which in each case are necessary for the conduct of the Business as presently conducted and as proposed to be conducted, are in good operating condition in all material respects for property of its type and age.
    3.11 Material Contracts. Schedule 3.11 contains a complete and correct list of all agreements, contracts and commitments of the following types, written or oral, to which any of the Gruppo BEST Companies is a party or by which any of their property is bound as of the date hereof (collectively the "Material Contracts"):

          (a) notes, loans, credit agreements, overdraft facilities, mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit to any of the Gruppo BEST Companies or to any guarantee by any of the Gruppo BEST Companies of any obligations of a third party;
          (b) consulting or professional services agreements, or employment agreements;
          (c) all distribution, agency, commission or sales representative agreements;
          (d) agreements, orders, or commitments for the purchase of raw materials exceeding Lit. 12.3 million or for the purchase of supplies or finished products exceeding Lit. 12.3 million or;
          (e) agreements, orders or commitments for the sale to customers of products or services exceeding Lit. 82 million in any case;
          (f) all licenses by or to any of the Gruppo BEST Companies (other than solely intercompany licenses between any of the Gruppo BEST Companies) of any Intellectual Property (as defined in
     Section 3.12) to or from any affiliated or unaffiliated third party (excluding any end-user licenses available through normal commercial channels);
          (g) agreements or commitments for capital expenditures in excess of Lit. 16.4 million for any single project or series of related projects; and
          (h) other agreements or obligations material to any of the Gruppo BEST Companies involving payments, receipts, assets or obligations of more than Lit. 16.4 million.
    The Sellers have delivered or made available to Nortek complete and correct copies of all written Material Contracts and accurate summaries of all oral Material Contracts. Except as disclosed in
Schedule 3.11, all such Material Contracts are in full force and effect and none of the Gruppo BEST Companies has any outstanding powers of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction.

     3.12 Accounts Receivable; Inventories. (a) The accounts receivable of the Gruppo BEST Companies reflected on the combined balance sheets of the Gruppo BEST Companies as at December 31, 1994 contained in the Gruppo BEST Financial Statements arose out of bona fide sales and deliveries of goods or the performance of services in the ordinary course of the Business in accordance with past practice and are subject to no set offs or counterclaims and are collectible in the ordinary course of business.

     (b) The inventories reflected on such combined balance sheet as at December 31, 1994 are in good, usable or saleable condition and have been reflected on such balance sheet in accordance with Italian GAAP consistently applied.

    3.13 Intellectual Property. (a) For purposes of this Section 3.13, the term "Intellectual Property" shall mean all patents and patent applications, registered or unregistered trademarks, copyrights, service marks, applications for registration thereof, trade names, inventions, processes, designs and design rights, formulas, trade secrets, know-how, software and computer programs, including all other items of intellectual property and propriety rights.

     (b) BEST and BEST Deutschland own all rights to the name "BEST" and the other names listed on Schedule 3.13 for all products, and no other person has acquired or owns any rights thereto. Schedule 3.13 also contains a complete and correct list of all patents, patent applications, registered or unregistered trademarks, trade names or service marks, registered trademarks, trade names or service marks applications, and all copyrights or copyright applications (which copyrights are listed by general category only), which are, in the case of each item on said lists, owned by each of the Gruppo BEST Companies or in which any of the Gruppo BEST Companies has any rights or licenses. Schedule 3.13 also sets forth the principal products (or features such as controls) which utilize or are covered by the software programs which the Gruppo BEST Companies own or have the right to use.

     Each of the Gruppo BEST Companies owns, or possesses adequate rights to use, all Intellectual Property necessary for the conduct of the Business as presently conducted and as proposed to be conducted. Except as set forth on Schedule 3.13, none of the Gruppo BEST Companies has any obligation to make payments of royalties or other amounts or transfer any interest in such Intellectual Property to any third party, including Sellers and their other affiliates.

     (c) Except as indicated in Schedule 3.13, none of the Gruppo BEST Companies have granted, transferred or assigned, or acquiesced in or permitted use without a license of, any right or interest in the Intellectual Property to any person or entity, except pursuant to non exclusive end-user license agreements for internal purposes only.

    3.14 Insurance. Each of the Gruppo BEST Companies has for the past 10 years maintained and now maintains, as the case may be, (i) insurance in scope and amount customary and reasonable on the Business covering property damage and loss of income by fire and other casualty to the limits and with the deductibles shown on Schedule 3.14 and (ii) insurance protection against such liabilities, claims and risks including product liability, and in such amounts, as is shown on such Schedule. The Sellers have heretofore delivered to Nortek complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are legal, valid and binding and in full force and effect, all premiums due thereon have been paid, and each of the Gruppo BEST Companies has complied in all material respects with the provisions of such policies and has not received notice of cancellation or of any material increase in insurance premiums payable. All of such policies will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby.

      3.15 Litigation. (a) Except for the matters described in Schedules 3.9 and 3.15, there are no judicial or administrative actions, suits, proceedings or arbitrations or investigations (domestic or foreign) pending or, to the best knowledge of Sellers, threatened against any of the Gruppo BEST Companies or their respective assets, including the BEST Shares or the Maninvest Shares, or which were pending or threatened at any time since January 1, 1991. Sellers have heretofore furnished or made available to Nortek true and complete copies of all relevant court papers, proceeding administrative request, and other documents relating to the matters specifically set forth on Schedules 3.9 and 3.15.

     3.16 Compliance with Laws; Governmental Authorizations. None of the Gruppo BEST Companies are in violation of or default in any material respect under any statute, law, ordinance, rule, regulation, judgment, order, decree, permit, concession, grant, franchise, license or other governmental authorization or approval including without limitation any laws, rules or regulations of the European Union ("EU Law") applicable to them or to any of their assets, properties, products or services. All permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the Business have been duly obtained and are in full force and effect and there are no proceedings pending or, to the Seller's knowledge, threatened that may result in the revocation, cancellation or suspension, or any materially adverse modification, of any thereof.

     3.17 Environmental, Health and Safety Matters. Schedule 3.17 is a true and complete list of all known conditions or states of fact existing on the date hereof and as of the Closing Date based on or resulting from the presence in or discharge, spill, disposal, emission, generation, storage or release of any chemical, pollutant, contaminant, waste, toxic or hazardous substance or petroleum product into the environment caused by any of the Gruppo BEST Companies at any location owned or leased (including any adjacent or adjoining property), currently or in the past, by any of the Gruppo BEST Companies which constitutes a violation of or requires remediation under any Health and Environmental Laws (as defined below).

     "Health and Environmental Laws" means any decree, order (including any administrative act issued by any authority requiring compliance with applicable laws, statutes, rules and regulations before the issue of a formal order) or arbitration award of, any EU Regulation and Decision (as defined below) or any law, statute, or binding decision or regulation of or any agreement with, or any license, authorization or permit from, any EU Institution, national, regional or local governmental authority or court relating to occupational and public health and safety (including fire prevention), or the environment in effect as of the date hereof and the Closing Date including, without limitation, national, regional and local laws, statutes, rules and regulations relating to environmental matters and contamination of any type whatsoever.

       "EU Institution" shall mean the EU Council, the European
Commission and the European Court of Justice.

    "EU Regulations and Decisions" means all applicable regulations and decisions adopted by the EU Council (or the former Council of the European Community) or the European Commission (or the former
Commission of the European Community).

          3.17.1 Each of the Gruppo BEST Companies has complied and is in compliance with all applicable Health and Environmental Laws with respect to the use, transport, import, export, temporary or final storage, recycling or disposal of any waste, chemical substance or mixture, pollutant, including without limitation, any contaminant, irritant, or pollutant or other hazardous or toxic substance ("Hazardous Materials"), which are identified as such in any jurisdiction in which any of the Gruppo BEST Companies either owns or leases real property or conducts its business.

          3.17.2 Except as disclosed on Schedule 3.17, (i) none of the Gruppo BEST Companies has received notice from any governmental authority (or has knowledge that any governmental authority may give notice) that it is in violation of any applicable Health and Environmental Laws with respect to the use, transport, import, export, temporary or final storage, recycling or disposal of any such Hazardous Materials; (ii) each of the Gruppo BEST Companies has obtained and has complied with all financial or other conditions contained in all permits, licenses, authorizations and consents which are required under any applicable Health and Environmental Laws or may be required for the use, transport, import, export, temporary or final storage, recycling and disposal of all Hazardous Materials used in the conduct of the Business; and (iii) there have been no direct or indirect discharges, spills, leaks or releases, whether accidental or voluntary, of any Hazardous Materials caused by any of the Gruppo BEST Companies on any real property (a) now leased or previously leased or (b) now owned or previously owned by any of the Gruppo BEST Companies, which in any case constitutes a violation of or requires remediation under any Health and Environmental Law.
     3.18 Brokers, Finders, etc. Neither the Seller's, nor any of the Gruppo BEST Companies has retained any financial advisor, broker, agent or finder or paid or agreed to pay for any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby, or any transaction of like character that would be required to be paid.
     3.19 Directors, Officers and Employees; Compensation. The Company has delivered to Nortek a true and complete list of directors and officers of each of the Gruppo BEST Companies and of all employees and consultants of each of the Gruppo BEST Companies whose current total compensation was for the calendar year ended 1994 at an annual rate in excess of Lit. 60 million, which list states the annual rate of compensation of, and the positions held by, the persons listed.
     3.20 Labor and Employment.
            3.20.1 Except as set forth on Schedule 3.20.1:
          (a) each of the Gruppo BEST Companies is in compliance in all material respects with all applicable EU Regulations and Decisions, national and state or local laws, rules and regulations with respect to its employees and employment practices, and terms and conditions of employment, including without limitation any provisions thereof relating to wages, bonuses, hours of work and social security pensions and other mandatory contributions, medical laws and safety insurance laws and regulations (including INPS, INAIL and other similar authorities as well as other funds, entities or agencies, as provided for by the applicable national collective bargaining agreements);
          (b) there is not pending or threatened, and there has not occurred since January 1, 1991, any material trade union or collective labor-related disputes or strikes involving any of the Gruppo BEST Companies;
          (c) there are no grievance or arbitration proceedings arising out of or under any national collective bargaining agreement pending or threatened, and no claim therefor has been asserted against any of the Gruppo BEST Companies, in each case for an amount in excess of Lit. 25 million or in the aggregate Lit. 82 million;
          (d) all pension plans and severance funds required by law to be funded by any of the Gruppo BEST Companies are funded in accordance with applicable laws, regulations or statutes; none of the Gruppo BEST Companies maintains any employee benefit plan that would subject it to the US Employee Retirement Income Security Act of 1974, as amended;
             (e) there are no material written agreements or understandings with any unions or shop committees (in regard to employees outside the United States), except under the provisions of the applicable national collective bargaining agreements;
          (f) Neither of the Sellers is now or has ever been an employee of any of the Gruppo BEST Companies and, except where required by law, there are no employment or independent labor agreements (other than those the terms of which are solely prescribed by laws, regulations and applicable national collective bargaining agreements) or agreements for provision of services or consultancy of whatever nature, which (A) are not terminable by any of the Gruppo BEST Companies on 90 or fewer days notice at any time without penalty, (B) have a remaining term, as of the date hereof, of more than one year in length of obligation on the part of any of the Gruppo BEST Companies or (C) involve payment by any of the Gruppo BEST Companies, subsequent to the date hereof, of more than Lit. 82 million;
          (g) there are no employment agreements whatsoever that may be terminated solely as a result of a change of control of any of the Gruppo BEST Companies, other than as provided for by any applicable national collective bargaining agreements; and
          (h) no employee or "dirigente" has the right to severance pay or other benefits for any period of time following the Closing as a result of a change in control of any of the Gruppo BEST Companies, other than as provided for by any applicable national collective bargaining agreements.
          3.20.2 Schedule of Employee Benefit Plans. Schedule 3.20.2 contains a true and complete list, as of the date of this Agreement, of all profit sharing, deferred compensation, severance pay, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, change-in-control, welfare or incentive plans, contracts, arrangements, policies, programs or practices, vacation pay (or socalled "thirteen months' pay") or other plans, policies or agreements for the benefit of employees, other than as provided for by any applicable national collective bargaining agreements(collectively, the "Plans"). True, current and complete copies of such Plans, all amendments and written interpretations with respect thereto, if any, have been furnished to Nortek.
         3.20.3 Subcontractors. Schedule 3.20.3 sets forth the name and address of each subcontractor that has performed any services for or on behalf of any of the Gruppo BEST Companies during the last three fiscal years. Each of the named subcontractors is an "independent enterprise" under Italian law and none of the Gruppo BEST Companies is liable to INPS, INAIL or any other Italian authority with jurisdiction over employer/employee relations or the terms and conditions of employment, including without limitation, wages, bonuses, hours of work, social security pensions and other mandatory contributions.
Schedule 3.20.3 sets forth for each subcontractor identified therein
(i) the term of the contract (start and end date, if any) and the identity of the goods or services which are the subject matter of the subcontract, (ii) the aggregate amount of payments made to such subcontractor during the term of the subcontract, (iii) the aggregate number of employees used by such subcontractor in the performance of such services or supply of such goods and (iv) whether any of the Gruppo Best Companies supplies the subcontractor with equipment or provides work space.

     3.21 Government Grants. Attached as Schedule 3.23 is a true and correct list of grants from governmental bodies to the any of the Gruppo BEST Companies as reflected on the combined balance sheet at December 31, 1994 included in the Gruppo BEST Financial Statements. Except as set forth in Schedule 3.23, the funds represented by such grants have been disbursed by the relevant governmental bodies and received by the relevant Gruppo BEST Companies, and no Gruppo BEST Company which is a recipient of any such grant is in default of any of the terms and conditions specified in the governmental authorization of such grant.

     3.22 Product Warranty. Each product manufactured, sold, leased, or delivered by any of the Gruppo BEST Companies has been in conformity with all applicable contractual commitments and all express and implied warranties, and none of the Gruppo BEST Companies has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the most recent combined balance sheet of the Gruppo BEST Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Gruppo BEST Companies. No product manufactured, sold, leased or delivered by any of the Gruppo BEST Companies is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.
Schedule 3.22 includes copies of the standard terms and conditions of sale or lease for each of the Gruppo BEST Companies (containing applicable guaranty, warranty, and indemnity provisions).

     3.23 Product Liability. None of the Gruppo BEST Companies has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Gruppo BEST Companies.

     3.24 Customers and Suppliers. Set forth on Schedule 3.24 is a list of all suppliers and customers of the Business that accounted for over 5% each of the total sales and purchases, respectively, during the twelve-month period ended December 31, 1994, together with the amount paid to each such supplier or sold to each such customer.

     Except as set forth in Schedule 3.24, none of the Sellers believes, nor has any of them received any notice which should lead him or it to believe, that any of the suppliers or customers listed on
Schedule 3.24 will terminate or materially reduce its business with Gruppo BEST Companies.

     3.25 No Illegal Payments, etc. None of the Gruppo BEST Companies nor any of their respective officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Gruppo BEST Companies (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for national, state, local or foreign public office (i) which would subject any of the Gruppo BEST Companies to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which has had or will have, individually or in the aggregate, a material adverse effect on any of the Gruppo BEST Companies or, after giving effect to the transactions contemplated hereby, Nortek, under the laws of any jurisdiction including the U.S. Prohibited Foreign Trade Practices Act or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

      3.26 Disclosure. Neither this Agreement (including without limitation the Schedules hereto), nor the Gruppo BEST Financial Statements, nor any other document, certificate, financial statement or other instrument furnished or to be furnished by or on behalf of Sellers, contains or will contain any untrue statement of a material fact, nor, considered as a whole, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

4    Representations and Warranties by Nortek.  Nortek represents and warrants to the Sellers as follows:

    4.1 Corporate Status. Nortek is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as now conducted.

     4.2 Authority for Agreement. Nortek has all necessary corporate power to execute and deliver this Agreement and to carry out its obligations hereunder and to cause any of its subsidiaries to carry out any of its obligations. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on behalf of Nortek on the date hereof. This Agreement constitutes the valid and legally binding obligation of Nortek and is enforceable against Nortek in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors and to general equity principles.

     4.3 Brokers, Finders, etc. Neither Nortek nor any of its subsidiaries has retained any financial advisor, broker, agent or finder or paid or agreed to pay for any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby, or any transaction of like character that would be required to be paid.

5    Expenses.  Each of the parties hereto shall assume and bear all expenses, costs and fees (including any fees of investment banks, financial advisors, professional advisers and legal counsel) incurred or assumed by such party in the preparation and execution of this Agreement and compliance herewith, whether or not the transactions herein provided for shall be consummated except that the fees and expenses of Studio Legale Verna, Deloitte and Touche and Mr. Latanzi in the aggregate not greater than Lit. 600,000,000 may be paid by the Gruppo BEST Companies. Notwithstanding the foregoing, all excise, documentary, transfer (including indirect transfer of stock of BEST Deutschland), value added taxes and like taxes, (such as the "fiscata boilato") or fees (including notarial fees) for the like payable in connection with the sale, transfer and delivery of the BEST Shares and the Maninvest Shares to Nortek or its designees (including indirect transfer of subsidiary shares provisions) shall be paid by Sellers.

6    Additional Covenants of the Parties.  The parties further covenant and agree as follows:

     6.1 General. Each of the parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Sections 10 and 11 below).
     6.2 Conduct of Business. From and after the date of this Agreement and until the Closing Date, except as Nortek shall otherwise specifically consent to in writing, each of the Sellers will cause each of the Gruppo BEST Companies to conduct their affairs so that they:
          (a) carry on their respective businesses in, and only in, the usual, regular and ordinary course in substantially the same manner as conducted since January 1, 1995 and use reasonable efforts to preserve intact their respective present business organizations, to the extent reasonably possible keep available the services of present officers and employees, and preserve their respective relationships with customers, suppliers and others having business dealings with them;
          (b) not sell or withdraw assets, including factoring of receivables, except for inventory in the ordinary course of business or disposal of assets which are replaced in the ordinary course.
          (c) maintain all of the material structures, equipment and other tangible personal property used in the conduct of their respective businesses as conducted since January 1, 1995 in good repair, order and condition except for ordinary wear and tear;
          (d) keep in full force and effect insurance comparable in amount and scope of coverage to the insurance now carried by them;
          (e) perform in all material respects all obligations under all Material Contracts;
          (f) maintain their books of account and records in the usual, regular and ordinary manner;
          (g) comply in all material respects with all applicable statutes, laws, ordinances, rules and regulations;
          (h) not take or permit to be taken any action or incur any liability or obligation which if taken or incurred prior to the date hereof would have been required to be disclosed pursuant to any of the representations and warranties made by Sellers;
          (i)  not issue any capital stock or other securities; and
    6.3 Notices and Consents. The Sellers will cause each of the Gruppo BEST Companies to give any notices to third parties, and will cause each of the Gruppo BEST Companies to use its best efforts to obtain any third party consents, that Nortek may request in order to permit the consummation of the transactions contemplated hereby. Each of the parties will (and the Sellers will cause each of the Gruppo BEST Companies to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required to consummate the transactions contemplated hereby.

      6.4 Full Access. Each of the Sellers will permit, and the Sellers will cause each of the Gruppo BEST Companies to permit, representatives of Nortek to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Gruppo BEST Companies.

      6.5 Notice of Developments. The Sellers will give prompt written notice to Nortek of any material adverse development causing a breach of any of the representations and warranties in set forth in
Section 3 hereof. No disclosure by any Party pursuant to this Section 6.5, however, shall be deemed to amend or supplement any Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     6.6 Exclusivity. None of the Sellers will (and the Sellers will not cause or permit any of the Gruppo BEST Companies to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any person or other entity relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, any of the Gruppo BEST Companies (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any efforts or attempt by any person or other entity to do or seek any of the foregoing. None of the Sellers will vote their BEST Shares or Maninvest Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Sellers will notify Nortek immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

7    Survival of Representations and Warranties.  Except as otherwise specifically provided for in this Agreement, all representations, warranties and agreements of Sellers contained herein or in any document, certificate or other instrument required to be delivered hereunder in connection with the transactions contemplated hereby shall, subject to any applicable statute of limitations, survive indefinitely.

8    Indemnification.

     8.1 Indemnity by Sellers. Sellers, jointly and severally hereby agree to indemnify, defend and hold harmless Nortek and its directors, officers and affiliates against and in respect of any damage that results from (i) the inaccuracy of any representation or warranty made by Sellers herein, or resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant of Sellers contained herein or in any agreement or instrument required to be entered into in connection herewith and specifically identified herein or from any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by or on behalf of Sellers hereunder and specifically identified herein;
(ii) any liability of any Gruppo BEST Company for indebtedness in excess of permitted indebtedness on the Closing Date; (iii) any liability of any of the Gruppo BEST Companies in respect of any Taxes attributable to periods beginning before and ending on June 30, 1995 that have not been paid or accrued on the combined balance sheet of the Gruppo BEST companies through such date; and (iv) any and all claims, actions, suits and proceedings resulting from any of the foregoing (hereinafter called a "Nortek Claim" or "Nortek Claims").

     For purposes of clause (iii) of this Section 8.1, income Taxes paid for taxable years beginning before the Closing Date that include the Closing Date shall be prorated on a daily basis to determine the income Taxes attributable to the period ending on the Closing Date.

     Notwithstanding the foregoing, Sellers shall have no obligation to indemnify Nortek under this Section 8.1 unless, and only to the extent that, the aggregate of all amounts for which indemnity would otherwise be due as a result of or arising out of the matters set forth in clauses (i) through (iii) of Section 8.1 above exceed Lit. 40 million, provided that in computing such amount each single indemnity amount (or any series of amounts relating to a class action or series of claims arising out of a common set of facts) of less than Lit.8 million shall be disregarded.
     8.2 Nortek Indemnity. Nortek hereby agrees to indemnify and hold harmless Sellers against and in respect of any damage resulting from
(i) the inaccuracy of any representation or warranty made by Nortek or resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant of Nortek contained herein or in any agreement or instrument required to be entered into in connection herewith and specifically identified herein or from any misrepresentation in or omission from any document, certificate or other instrument required to be furnished by Nortek hereunder and specifically identified herein; and (ii) any and all claims, actions, suits and proceedings resulting from any of the foregoing (hereinafter called an "Sellers" or "Sellers Claims").
     Notwithstanding the foregoing, Nortek shall have no obligation to indemnify Sellers under this Section 8.2 unless, and only to the extent that, the aggregate of all amounts for which indemnity would otherwise be due as a result of or arising out of the matters set forth in clauses (i) and (ii) above exceed $25,000; provided that in computing such amount each single indemnity amount (or any series of amounts relating to a class action or series of claims arising out of a common set of facts) of less than $5,000 shall be disregarded.
     8.3 Certification of Claims. If Nortek or any Seller is of the opinion that any Nortek Claim or any Seller Claim, as the case may be, has occurred or will or may reasonably occur, Nortek or any Seller, as the case may be, shall so notify the other, and each such notice shall specify the circumstances of such asserted Nortek Claim or any Seller Claim.
     8.4  Third Party Actions.
          (a) In the event any claim is made, suit is brought or tax audit or other proceeding is instituted against Nortek or any Gruppo BEST Company or any of their respective directors, officers or affiliates which involves or appears reasonably likely to involve a Nortek Claim for which indemnification may be sought against the Sellers hereunder, Nortek will, promptly (and in any event within 15 days) after receipt of notice of any such claim, suit, tax audit or proceeding, notify the Sellers of the commencement thereof. The failure to so notify Sellers of the commencement of any such claim, suit, tax audit or proceeding will relieve Sellers from liability only to the extent that such failure materially adversely affects the ability of Sellers to defend its interests in such claim, suit, tax audit or proceeding. Whenever permitted under applicable law, Nortek or any Gruppo BEST Company or any of their respective directors, officers or affiliates, as the case may be, shall have the right and option to bring Sellers as a formal party into the proceedings, and the Sellers shall have the right and option to join in such proceedings as a formal party in accordance with applicable procedural rules. In all cases in which Sellers do not participate in the proceedings as a formal party, Sellers (at their expense) shall have the right and shall be given the opportunity to participate in the defense of such claim, suit, tax audit or proceeding, provided that Nortek and its counsel shall maintain the conduct of all matters pertaining to the defense or settlement of such claim, suit, tax audit or proceeding. Whether or not Sellers elect to participate in such defense, Nortek shall not, except at its own cost, make any settlement with respect to any such claim, suit, tax audit or proceeding without the prior consent of Sellers, which may not be unreasonably withheld. In the event that Nortek determines to settle any such claim, suit, tax audit or proceeding without the prior consent of Sellers (as provided above), Sellers shall have no indemnification obligations with respect to such claim, suit, tax audit or proceeding. Nortek's consent to the settlement of any such claim, suit, tax audit or proceeding by Sellers shall be required and shall not be unreasonably withheld.

          (b) In the event any claim is made, suit is brought or tax audit or other proceeding is instituted against Sellers which involves or appears reasonably likely to involve a Seller Claim for which indemnification may be sought against Nortek hereunder, the Sellers will, promptly (and in any event within 15 days) after receipt of notice of any such claim, suit, tax audit or proceeding, notify Nortek of the commencement thereof. The failure to so notify Nortek of the commencement of any such claim, suit, tax audit or proceeding will relieve Nortek from liability only to the extent that such failure materially adversely affects the ability of Nortek to defend its interest in such claim, suit, tax audit or proceeding. Whenever permitted under applicable law, Nortek or any Gruppo BEST Company or any of their respective directors, officers or affiliates, as the case may be, shall have the right and option to bring Nortek as a formal party into the proceedings, and Nortek shall have the right and option to join in such proceedings as a formal party in accordance with applicable procedural rules. In all cases in which Nortek does not participate in the proceedings as a formal party, Nortek (at its expense) shall have the right and shall be given the opportunity to participate in the defense of such claim, suit, tax audit or proceeding, provided that Sellers and their counsel shall maintain the conduct of all matters pertaining to the defense or settlement of such claim, suit, tax audit or proceeding. Whether or not Nortek elects to participate in such defense, Sellers shall not, except at its own cost, make any settlement with respect to any such claim, suit, tax audit or proceeding without the prior consent of Nortek, which may not be unreasonably withheld. In the event that Sellers determines to settle any such claim, suit, tax audit or proceeding without the prior consent of Nortek (as provided above), Nortek shall have no indemnification obligations with respect to such claim, suit, tax audit or proceeding. Seller's consent to the settlement of any such claim, suit, tax audit or proceeding by Nortek shall be required and shall not be unreasonably withheld.

     8.5 Definition of Damages. For purposes of this Section 8, the term "damages" shall mean the amount of any loss, claim, demand, damage, deficiency, assessment, judgment, remediation, cost or expense (including reasonable attorneys', consultants' and experts' fees and expenses) actually incurred. Notwithstanding the foregoing, neither party will be entitled to any special, exemplary or consequential damages, including without limitation lost profits, good will or investments. In the event that an indemnified party hereunder pays a claim covered by the indemnified party's insurance for which it is entitled to indemnification by another party hereunder, such indemnified party shall pay such claim and the indemnifying party shall reimburse the indemnified party the full amount of such claim (less the amount of any insurance proceeds previously recovered by the indemnified party with respect to such claim). If the indemnified party subsequently receives insurance proceeds with respect to such claim, the indemnified party shall pay the indemnifying party such insurance proceeds up to the amount actually paid by the indemnifying party. In the event of any claim by any third party based on facts which, if true as alleged, would give rise to any liability for damages as to which indemnification exists under this Agreement, the amount of the damages shall be deemed to include the reasonable costs of the defense thereof, whether or not successful, subject to the rights of the indemnifying party to assume such defense pursuant to Section 8.4 hereof.

    8.6 Right of Set-off. Each of the parties may set off against any claim for indemnification any amounts owed to the other party pursuant to this Agreement, including without limitation any purchase price installments; provided that such amount has been finally determined.

9    Post-Closing Covenants.  The parties agree as follows with respect to the period following the Closing.

     9.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 8). The Sellers acknowledge and agree that from and after the Closing, Nortek will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Gruppo BEST Companies.

     9.2 Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Gruppo BEST Companies, each of the other parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8).

     9.3 Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Gruppo BEST Companies from maintaining the same business relationships with the Gruppo BEST Companies after the Closing as it maintained with the Gruppo BEST Companies prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of the Gruppo BEST Companies to Nortek or such other persons as it may designate from and after the Closing.

     9.4 Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information (as defined below), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Nortek or destroy, at the request and option of Nortek, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify Nortek promptly of the request or requirement so that Nortek may seek an appropriate protective order or waive compliance so that Nortek may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or its best efforts to obtain, at the request of Nortek, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Nortek shall designate.
     The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure. For purposes of this Section 9.4, "Confidential Information" means any information regarding the Gruppo BEST Companies that is not already generally available to the public.

     9.5  Tax Matters.
          9.5.1 Tax Periods Ending on or Before the Closing Date. Nortek shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Gruppo BEST Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Nortek shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Sellers. Sellers shall reimburse Nortek for Taxes of the Gruppo BEST Companies with respect to any period ending on or before June 30, 1995 within fifteen (15) days after payment by Nortek to the extent such Taxes are not accrued on the combined balance sheet of the Gruppo BEST Companies through June 30, 1995.
          9.5.2 Tax Periods Beginning Before and Ending after the Closing Date. Nortek shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Gruppo BEST Companies for Tax periods which begin before the Closing Date and end after the Closing Date. Sellers shall reimburse Nortek within fifteen (15) days after payment by Nortek for Taxes of the Gruppo BEST Companies with respect to such periods an amount equal to the portion of such Taxes paid for the Taxable period ending on the Closing Date to the extent such Taxes are payable in respect of any period ending on of before June 30, 1995 and have not been accrued on the combined balance sheet of the Gruppo BEST Companies at such date; provided that Sellers shall only be liable in respect of such Taxes required to be accrued through June 30, 1995, and only to the extent that accrual for such Taxes is required under Italian GAAP.
    9.6 Non-Competition. Each of the Sellers severally covenants and agrees that for a period which expires at the later of five (5) years following the Closing or three (3) years after he ceases to be a director or employee of any of the Gruppo BEST Companies, such Seller shall not,

          (a) directly or indirectly, either as principal, agent, employee, consultant, officer, director, stockholder (except as a holder of two percent (2%) or less of the capital stock of a company whose securities are publicly traded), partner or in any other capacity, engage in or have a financial interest in, any business which is competitive with the business of the Gruppo BEST Companies as conducted either at the Closing Date or as proposed to be conducted at the time such Seller ceases to be affiliated or associated with any of the Gruppo BEST Companies,

          (b) induce any employee of the Gruppo BEST Companies to join with him in any capacity, direct or indirect, in any business in which he may be or become interested whether or not competitive with any of the Gruppo BEST Companies, or

          (c) solicit in competition with any of the Gruppo BEST Companies, any customers, suppliers, consultants, or employees of any of the Gruppo BEST Companies in existence at any time.
     During any period in which a Seller is in breach of this Section 9.6, the non-competition period shall be tolled (but only with respect to such breaching Sellers and shall recommence when such breach has ceased.
10   Conditions Precedent to Nortek's Obligations.  All obligations of
Nortek under this Agreement are subject to the fulfillment to the satisfaction of Nortek and its counsel prior to or at Closing of each of the following conditions, any of which may be waived in writing by
Nortek:

     10.1 Performance by Sellers; Certificate. Sellers shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing, including without limitation, the transfer of equity interests held by third parties in any of the Gruppo BEST companies to Nortek or persons designated by Nortek pursuant to Section 1.1 hereof, and shall deliver to Nortek a certificate or certificates, dated the Closing Date, to such effect.

     10.2 Representations and Warranties; Certificate. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date and Nortek shall have received from the Sellers a certificate or certificates dated the Closing Date to the foregoing effect.

     10.3 Opinions of Counsel. Nortek shall have received such opinions of counsel for Sellers and the Gruppo BEST Companies with respect to the subject matter of this Agreement as Nortek and its counsel shall deem necessary, the form and substance of such opinions of counsel to be determined by Nortek and its counsel.

    10.4 Absence of Litigation. No action or proceeding shall have been instituted or threatened prior to or at the Closing Date before any court or governmental agency, body or authority pertaining to the transactions contemplated hereby, the result of which could prevent or make illegal the consummation of such transactions.

    10.5 No Material Adverse Change. There shall not have occurred any Material Adverse Change in the financial condition, prospects, assets or the Business of any of the Gruppo BEST Companies between December 31, 1994 and the Closing.

    10.6 Due Diligence. Nortek and its representatives and counsel shall have completed their due diligence review of the Gruppo BEST Companies and shall be satisfied with the results of such review on or prior to the Closing.

     10.7 Management Consulting Agreements. Messrs Mancini and Mantini shall have entered into management consulting agreements with Nortek or its designee(s) in form and substance satisfactory to Nortek.

     10.8 Non-competition Agreements. Mr. Cannavari as well as other key employees of the Gruppo BEST Companies, to be designated by Nortek prior to the Closing, shall have entered into non-competition and confidentiality agreements with Nortek and its designee(s), including any of the Gruppo BEST Companies, in form and substance satisfactory to Nortek.

     10.9 Relationships with Customers and Suppliers. None of the customers and suppliers identified on Schedule 3.21 shall have indicated to the Sellers or to any officer or director of any of the Gruppo BEST Companies that it intends to alter its relationship with any of the Gruppo BEST Companies in a manner which is less favorable than its existing relationship to the Gruppo BEST Companies.
     10.10 Other Consents. The consent of every other party necessary to approve or consent to the transactions contemplated hereby, if any, shall have been obtained, except any as may be required to be obtained by Nortek.

     10.11   [RESERVED].

     10.12 Limitation on Dividends. None of the Gruppo BEST Companies shall have declared and paid or set aside for payment any dividends or other distribution on account of the capital stock of such companies subsequent to December 31, 1994 except for dividends payable to the Sellers which have been contributed to the capital of BEST net of any withholding or other applicable Taxes.

     10.13 Governmental Clearance and Approval. All required filings with all United States, European, federal, national, state, local and foreign governmental agencies or authorities, the notification of which, or consent, approval or clearance by which, is necessary in connection with the consummation of the transactions (or any of them) contemplated hereby shall have been made, and all clearances or consents required in order to effect the transactions contemplated hereby shall have been obtained, or any applicable waiting period under any applicable statute or regulation shall have expired or been terminated, without any objection or notice of intent to challenge the transactions contemplated hereby having been received by any of the parties hereto or their subsidiaries and not withdrawn by the objecting or challenging agency.

     10.14 Approval of Proceedings; Documentation. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and the form and substance of all opinions, certificates and other documents hereunder shall be reasonably satisfactory in form and substance to Nortek and its counsel.

     10.15   [RESERVED].

     10.16 Resignations of Members of the Board of Directors and Board of Auditors. All of the members of the boards of directors and boards of auditors of the Gruppo BEST Companies shall have submitted their resignations as directors effective upon the Closing.

11   Conditions Precedent to the Obligations of Sellers.  The
obligation of Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment prior to or at the Closing of each of the following conditions, any of which may be waived by
Sellers:

     11.1 Performance by Nortek; Certificate. Nortek shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing on the Closing Date and Nortek shall delivered a certificate of its President, dated the Closing Date, to such effect.

     11.2 Representations and Warranties; Certificate. The representations and warranties of Nortek contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement or specifically consented to or approved by Sellers, and Sellers shall have received a certificate of the President of Nortek to that effect.

     11.3 Opinion of Counsel. Sellers shall have received an opinion of Ropes & Gray, counsel to Nortek and Studio Legale Macchi di Cellere e Gangemi, special Italian counsel to Nortek, with respect to the subject matter of this Agreement in form and substance reasonably satisfactory to Sellers and their counsel.

     11.4 Management Consulting Agreements. Messrs Mancini and Mantini shall have entered into management consulting agreements with Nortek or its designee(s) in form and substance satisfactory to such of the Sellers as may be contemplated thereby.

     11.5 Non-competition Agreements. Messrs. Cannavari as well as other key employees of the Gruppo BEST Companies, to be designated by Nortek five days prior to the Closing, shall have entered into non competition and confidentiality agreements with Nortek and its designee(s), including any of the Gruppo BEST Companies, in form and substance satisfactory to such of the Sellers as may be contemplated thereby.

    11.6 Absence of Litigation. No action or proceeding shall have been instituted or threatened prior to or at the Closing Date before any court or governmental agency, body or authority pertaining to the transactions contemplated hereby, the result of which could prevent or make illegal the consummation of such transactions.

    11.7 Governmental Clearance and Approval. All required filings with all United States, European, federal, state, local and foreign governmental agencies or authorities, the notification of which, or consent, approval or clearance by which, is necessary in connection with the consummation of the transactions contemplated hereby shall have been made, and all clearances or consents required in order to effect the transactions contemplated hereby shall have been obtained, or any applicable waiting period under any applicable statute or regulation shall have expired or been terminated, without any objection or notice of intent to challenge the transactions contemplated hereby having been received by any of the parties hereto and not withdrawn by the objecting or challenging agency.

     11.8 Other Consents. The consent of every other party necessary to approve or consent to the transactions contemplated hereby, if any, shall have been obtained, except any as may be required to be obtained by Sellers.

     11.9 Approval of Proceedings; Documentation. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and the form and substance of all opinions, certificates and other documents hereunder shall be satisfactory in form and substance to Sellers and its counsel.

12   Entire Agreement.  This Agreement, together with the schedules and exhibits hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations, or other agreements between the parties in connection with the subject matter hereof except as specifically set forth or incorporated herein

13   Amendment.  This Agreement may be amended by the parties hereto at any time, but only by an instrument in writing duly executed and delivered on behalf of each of the parties hereto.

14   Press Releases.  Each of the parties agrees that they (and their respective affiliate and subsidiaries) will not issue any announcements or reports, or confirm any statements by third parties pertaining to any of the proposed transactions until after the Closing Date under this Agreement except as may be advisable for Nortek under
U.S. securities laws or except as may be mutually agreed upon by the parties.
15   Headings.  Section headings are not to be considered part of this
Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the content thereof. References to sections are to portions of this Agreement unless the context requires otherwise.

16   Exhibits, etc.  Exhibits and schedules referred to in this
Agreement are an integral part of this Agreement.

17   Assignment, Successors and Assigns; Benefits of Agreement.  This
Agreement may not be assigned by any party without the prior written consent of the other parties hereto, except that Nortek may designate one or more of its subsidiaries to acquire all or some of the BEST Shares or the Maninvest Shares in which case Nortek may assign its rights under this Agreement to such subsidiary. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and, subject to the foregoing, their assigns, and shall not inure to the benefit of, or be enforceable by, any other person or entity.

18   Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or courier or delivery service or mailed, first-class postage prepaid,

     (a)  if to Nortek:

          Nortek, Inc.
          50 Kennedy Plaza
          Providence, RI  02903   USA

          Attn: Chairman and
              Chief Executive Officer
          In each case, with a copy to:
          Ropes & Gray
          One International Pace
            Boston, MA  02110-2624
          USA

          Attn:  Douglass N. Ellis, Jr., Esq.

            and a further copy to:

          Studio Legale
          Macchi di Cellere e Gangemi
          Via G Cuboni
          12-00197 Rome
          ITALY

             Attn:  Bruno Gangemi

     (b)  if to Sellers:

          c/o BEST S.p.A.
          18 Via Euplo Natali
          60044 Fabriano (AN)
          ITALY
               Address
          Attn:

             in each case, with a copy to:
          Avv. Edmondo Verna
            Studio Legale Verna
          Viale della Vittoria 2/B
          60044 Fabriano (AN), ITALY

or, in each case, at such other address as the party receiving notice shall have furnished in writing to the party giving notice.

19   Intentionally Omitted.

20   Severability.  The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect.

21   Arbitration.  All disputes, differences, controversies or claims arising in connection with, or questions occurring under, this Agreement or any other agreements, documents or instruments executed in connection with the transactions contemplated hereby (other than the management consulting agreements to which such Sellers are parties) shall be finally settled under the Rules of Arbitration (the "Rules") of the International Chamber of Commerce ("ICC") by an arbitral tribunal composed of three arbitrators appointed in accordance with said Rules.

     21.1 Each of Nortek and the Sellers acting jointly shall each nominate one arbitrator in accordance with the Rules. If a party fails to nominate an arbitrator within thirty (30) days from the date when the claimant's request for arbitration has been communicated to the other party, such appointment shall be made by the ICC International Court of Arbitration.

     21.2 The two arbitrators so appointed shall agree upon the third arbitrator who shall act as Chairman of the arbitral tribunal. If said two arbitrators fail to nominate a Chairman within 45 days of the later of the two appointments referred to in Section 22.1, the Chairman shall be selected by the ICC International Court of Arbitration.

     21.3 In all cases the Chairman of the arbitral tribunal shall be a lawyer fluent in English and not of the same nationality as either party.

     21.4 The place of arbitration shall be London, England.

     21.5 The arbitral proceedings shall be conducted in the English language.

     21.6 The parties hereby exclude any right of appeal to any court on the merits of the dispute.

     21.7 Judgment on the award may be entered in any court having jurisdiction over the award or any of the parties or their assets.

     21.8 At the time of the arbitration, the parties may agree in writing to submit the dispute to a single arbitrator. In addition, if nomination of an arbitrator by the Sellers is impossible because of a disagreement among the Sellers, the arbitral tribunal shall consist of a sole arbitrator. In either event said single arbitrator shall be appointed by the ICC International Court of Arbitration, and shall be subject to the same qualifications as would have been the Chairman under Section 22.3 hereof.

    21.9 Nothing contained in this Section 22 shall prevent either party from seeking injunctive relief to enforce any of its rights under Sections 6 and 9 or under any non-competition agreements entered into by the parties or interim measures of protection in the form of a pre-award attachment of assets from a court of competent jurisdiction.

22   Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws (other than those with respect to conflict of laws) of the State of Delaware provided that any question related to Arbitration shall be governed by the laws of England.

23   Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the day and year first above written.

                               NORTEK, INC.

                                By /s/Richard L. Bready
                                 Title: President

                                   /s/ Sergio Mancini
                                   Sergio Mancini

                                   /s/ Franco Mantini
                                   Franco Mantini




            EXHIBITS AND SCHEDULES TO ACQUISITION AGREEMENT
                     DATED AS OF OCTOBER 31, 1995
                                BETWEEN
                  NORTEK, INC. AND SERGIO MANCINI AND
                            FRANCO MANTINI
                        OMITTED ARE AS FOLLOWS:

                               EXHIBITS
                               --------


     None.


                               SCHEDULES
                               ---------

     Schedule 3.3        Subsidiaries of BEST and Maninvest

     Schedule 3.5        Authority for Agreement

     Schedule 3.6        Financial Statements

     Schedule 3.7        Undisclosed Liabilities

     Schedule 3.8        Absence of Changes

     Schedule 3.9        Taxes

     Schedule 3.10       Property

     Schedule 3.10.2     Leases

     Schedule 3.10.3     Condition of Structures and Other
                         Improvements

     Schedule 3.11       Material Contracts

     Schedule 3.13       Intellectual Property

     Schedule 3.14       Insurance

     Schedule 3.15       Litigation

     Schedule 3.17       Environmental, Health and Safety Matters

     Schedule 3.20.1     Labor and Employment

     Schedule 3.20.2     Employee Benefit Plans

     Schedule 3.20.3     Subcontractors

     Schedule 3.22       Terms and Conditions of Sale or Lease

     Schedule 3.23       Government Grants

     Schedule 3.24       Customers and Suppliers

           Pursuant to Section 601(b)(2) of Regulation S-K, the exhibits and schedules listed above have been omitted and registrant agrees to furnish supplementally a copy of any such schedule or exhibit to the Commission on request.